Filed Pursuant to Rule 433
Registration No. 333-208544-03

Free Writing Prospectus dated July 27, 2016

Nissan Auto Receivables 2016-C Owner Trust

Issuing Entity

Nissan Auto Receivables Corporation II	Nissan Motor Acceptance Corporation
Depositor	Servicer/Sponsor

The depositor has prepared a preliminary prospectus dated July 27, 2016, which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s	Fitch
Class A-1 notes	P-1 (sf)	F1+sf
Class A-2a notes	Aaa (sf)	AAAsf
Class A-2b notes	Aaa (sf)	AAAsf
Class A-3 notes	Aaa (sf)	AAAsf
Class A-4 notes	Aaa (sf)	AAAsf

It is a condition to the issuance of the notes that each class of the Class A notes receive the ratings listed above.

Underwriters

Wells Fargo Securities	HSBC		Mizuho Securities

Scotiabank	SMBC Nikko	SOCIETE GENERALE	TD Securities

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File Number 333-208544) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-326-5897.